SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549



                            FORM 8-K


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported)..........
      Report pursuant to Item 5 made at registrant's option with respect to event announced December 4, 1995



                  STONE & WEBSTER, INCORPORATED
      (Exact name of registrant as specifed in its charter)




          Delaware             1-1228               13-5416910
(State or other jurisdiction    (Commission File     (IRS Employer
   of incorporation)               Number)                   Number)



250 West 34th Street, New York, NY                       10119
       Address of principal executive offices)             ( Zip Code)



Registrant's telephone number, including area code: (212) 290-7500
Form 8-K                            Stone & Webster, Incorporated             2.


     Item 5.   Other Events


               The text of registrant's Press Release dated December 4, 1995 relating to an agreement to sell commercial real estate business and the resulting impact on earnings for the fourth quarter of 1995 appears below.


                                            FOR IMMEDIATE RELEASE



STONE & WEBSTER IN AGREEMENT TO SELL
COMMERCIAL REAL ESTATE BUSINESS FOR $42.5 MILLION

New York, NY, December 4, 1995--Stone & Webster, Incorporated (NYSE:SW) announced today that it has an agreement to sell its Sabal Park office and business center in Tampa, Florida, to Crocker Realty Trust, Inc., for $42.5 million. The transaction, scheduled to close by year end, is subject to customary closing conditions, including due diligence.

Edward J. Walsh, acting President and Chief Executive Officer of Stone & Webster, said, "We are pleased to have this agreement, which further advances our program to divest non-strategic assets in order to focus on our core engineering and construction business. We announced our intention to sell this property last year and believe that we have now signed an agreement that will provide appropriate value to our shareholders."

In conjunction with the sale, Stone & Webster will take a one-time pre-tax charge of approximately $19 million to reflect a write-down in the property's value. It is expected that this charge will be partially offset by a pre-tax gain of approximately $6 million upon the successful completion of the pending $16.5 million sale of the company's oil and gas business, which was announced on November 1. Giving effect to both transactions, Stone & Webster will recognize an after-tax loss of almost $9 million, or approximately $.55 to $.60 per share, which will be charged to the company's fourth quarter earnings.

Through its subsidiaries, Stone & Webster, Incorporated is a global leader in the development, engineering, design and construction of facilities supporting power generation, petroleum, petrochemicals, environment and transportation projects.

                             * * * * *





Contact:  Jeremiah P. Cronin
          (212) 290-7484


Form 8-K                            Stone & Webster, Incorporated             3.



                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   STONE & WEBSTER, INCORPORATED




                                   BY: JEREMIAH P. CRONIN
                                       Jeremiah P. Cronin
                                       Executive Vice President


Date:  December 8, 1995